Exhibit 10.2

September 5, 2012

Manufacturing and Supply Agreement

between

CORCEPT THERAPEUTICS INCORPORATED

149 Commonwealth Drive

Menlo Park, CA 94025

USA

- Here in after referred to as “Corcept”

and

Produits Chimiques Auxiliaires et de Synthèse SA

23 rue Bossuet

91161 Longjumeau Cedex

France

- Here in after referred to as “PCAS”

- Here in after collectively referred to as “Party/Parties”

Whereas

I.	Corcept has certain patents and know-how with respect to the drug known as Mifepristone.

II.	PCAS has know-how and currently manufactures the product Mifepristone and wishes to manufacture the Product for Corcept and Corcept wishes PCAS to continue to produce and manufacture the Product and wishes to purchase the Product from PCAS, subject to the terms and conditions set forth in this Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Manufacturing and Supply Agreement

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

Affiliates	shall mean a corporation or other entity or person that directly or indirectly controls, is controlled by, or is under common control of a Party. For purpose of this definition, control shall mean direct or indirect possession of 50% or more of the capital shares of such corporation and effective control of 50% or more of the voting stock thereof.

Batch	shall mean a specific quantity of material produced in a contiguous process or series of processes that is expected to be homogeneous within specified limits. The initial Batch size for each Product is set forth in Appendix II attached hereto and incorporated herein by reference.

Confidential Information	shall mean all proprietary or confidential information and materials provided to one Party by the other Party pursuant to this Agreement;

Finished Product	shall mean the finished form of pharmaceutical preparations containing the Product for human use.

GMP	shall mean the recognized pharmaceutical regulations and requirements of regulatory authorities such as those defined by the U.S. FDA’s regulations at 21 CFR Parts 210 and 211, those defined by EudraLex, “The Rules Governing Medicinal Product in the European Union,” and specifically Volume 4, “Guidelines for Good Manufacturing Practices for Medicinal Product for Human and Veterinary Use” and applicable Annexes (Directives 2001/83/EC and amendments including Directives 2003/94/EC dated October 2003 and 2004/27/EC dated March 2004 and/or others that may be appropriate for the particular project), as the foregoing may be amended from time to time.

Manufacturing and Supply Agreement

Marketing Authorization	shall mean the United States or European Medicines Agency new drug application, or abbreviated application, as applicable, for the Product.

Master Batch Record	shall mean the batch record used under this Agreement to govern the manufacture of Product.

Material Change	shall have the meaning set forth in Section 7.1.

Product	shall mean Mifepristone, designated by the chemical formula 11b-[p-(dimethylamino)phenyl]-17b-hydroxy-17a-(1-propynyl)estra-4,9-dien-3-one, and produced under GMP in the form of a powder in bulk for use in for Finished Product.

Raw Materials	shall mean any component materials used to manufacture the Product.

Release to Corcept	shall mean the date upon which all of the following have occurred for a Batch of Product: (i) PCAS has manufactured the Product according to the Master Batch Record; (ii) PCAS has fulfilled its testing/analytical obligations as further set forth herein and provided to Corcept documentation of the results thereof; and (iii) the results of PCAS’s testing and analysis show that the Product meets the Specifications.

Specifications	shall mean the Specifications for the Product set by Corcept and defined in Appendix I hereto.

Manufacturing and Supply Agreement

2. Subject

2.1.	PCAS agrees to manufacture at FDA registered facilities, to store and to deliver to Corcept the Product as specified in Appendix I and according to the Specifications and Applicable Laws, including without limitation GMP as specified in the then-current US guidelines and regulations (e.g., US CFR 21 and ICH Q7A) and the Guide to GMP for Medicinal Product promulgated under European Directive 91/356/EEC, all as in effect from time to time hereafter. PCAS will supply Product for use in producing Finished Product. PCAS shall not Materially Change the manufacturing process for the Product in a manner that requires a change to a Marketing Authorization or change the facility where a Product is manufactured without the prior written consent of Corcept.

2.2.	The Parties agree that it is in mutual best interest to incorporate PCAS’ facility in Aramon, France, as a manufacturing facility for the Product. Respective efforts will be made by both Parties in good faith to expedite such incorporation.

2.3.	Corcept agrees to take delivery of the Product on the terms and conditions set forth in this Agreement.

3. Supply, Forecast, Orders

3.1.	Corcept will, within [***] days of execution of this Agreement and [***] thereafter, advise PCAS of its estimated requirements for Product for the ensuing [***] (“Forecasts”).

3.2.	Corcept shall purchase from PCAS a minimum percentage of forecast for a given period as stated below with regards to [***] demand

3.2.1.	[***]

3.2.2.	[***]

3.3.	Corcept will purchase from PCAS a minimum of [***] of Corcept’s total purchase requirement per annum.

3.4.	Corcept will place firm and irrevocable orders, from time to time, at least [***] before the required delivery.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Manufacturing and Supply Agreement

3.5.	PCAS agrees to maintain [***] of Product at facility as consignment rolling stock and at ownership of Corcept. PCAS shall use its best endeavors and make all reasonable effort to fulfill any excess requirements above forecast.

3.6.	PCAS shall confirm the firm orders within [***] days after receipt of a firm order by Corcept.

3.7.	If PCAS delivers less than the full quantity ordered in accordance with Section 3.4 and/or delays the delivery date due to a Force Majeure as specified in Section 12, PCAS shall state the reasons which led to the reduction of quantity or delay of supply past the given delivery date and will provide a revised delivery date. The Parties will reasonably cooperate to find a solution to ensure the supply of Product to Corcept.

3.8.	On an annual basis, the Parties shall review and discuss in good faith the topics of this Section 3 and make reasonable and appropriate adjustments.

4. Price/Quantities

4.1.	The price payable by Corcept to PCAS for the Product supplied hereunder shall be the price listed in Appendix II.

4.2.	In case changes to the Specifications and quality requirements requested by Corcept have an impact on manufacturing costs, a price adjustment will be agreed as set forth in Section 8.3.

4.3.	The price for Product will be adjusted annually starting in 2015 based on the US Government reported Producer Price Index—“Pharmaceutical preparation mfg—pcu325412325412”, with the base year being 2014 and the price adjustment will take effect once a year on January 1st, and shall apply to orders made during that calendar year.

5. Terms of Payment

5.1.	Payments for Product in accordance with the terms of this Agreement will be made in U.S. dollars.

5.2.	Payment is due thirty (30) days after the latest of:

5.2.1.	Receipt of delivery, unless it is agreed by the Parties to hold shipment,

5.2.2.	Release to Corcept,

5.2.3.	Receipt by Corcept of an invoice.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Manufacturing and Supply Agreement

6. Terms of Delivery

Title of all Product shall pass to Corcept at PCAS manufacturing plant. PCAS shall deliver according to Incoterms 2010 CIP to the location specified by Corcept via Airfreight. Corcept shall indicate the place of destination once the Product has been Released to Corcept.

7. Specification, Quality Control, Warranty

7.1.	PCAS Changes to Manufacturing Process. Except as required by applicable federal, state, provincial or local law and/or respective regulations as established by the FDA and/or other regulatory authority (collectively, “Applicable Law(s)”), including without limitation GMP, PCAS shall not change the manufacturing process of a Product or change the facility or equipment used to manufacture a Product in a manner that requires a change to a Marketing Authorization without the prior written consent of Corcept. PCAS shall notify Corcept of all changes, including Material Changes, as soon as practicable after PCAS learns of such change. A “Material Change” is one that either Party deems in its sole discretion requires a submission to the FDA or other regulatory authority or that impacts or potentially impacts the manufacture of Product pursuant to this Agreement.

7.2.	Corcept Requested Changes. Corcept shall inform PCAS in writing of any modifications to the Specifications or the manufacturing process or equipment used to manufacture the Product Corcept wishes to propose. Any proposed change shall require PCAS’s prior written consent if it imposes material new obligations upon PCAS or results in increased costs of PCAS that are not otherwise borne by Corcept (including without limitation pursuant to Section 7.3), which consent shall not be unreasonably withheld or delayed. PCAS shall make all such changes as promptly as practicable (after, where PCAS’s consent is required pursuant to the preceding sentence, obtaining PCAS’s consent thereto or, where Corcept’s consent must be obtained for the costs of implementing such change pursuant to Section 7.3, obtaining such consent of Corcept); provided, however, that such changes are consistent with Applicable Law, including without limitation GMP.

7.3.	Costs of Changes.

(a) Unless otherwise agreed by the Parties, any and all direct costs associated with changes requested by PCAS and changes required by applicable law that apply generally to PCAS’s facility where the applicable manufacturing occurs shall be borne by PCAS.

Manufacturing and Supply Agreement

(b) For all changes requested by Corcept, PCAS will provide notice to Corcept which notice shall include information regarding any increase in PCAS’s cost of manufacture of Product caused by Corcept’s proposed changes under Section 7.2 including, without limitation, whether the added cost will recur in future Batches. The Parties will discuss the allocation of such costs for up to thirty (30) days to determine whether an increase in the Product price pursuant to Section 4.1 should apply. If the Parties cannot reach a decision as to an increase to the Purchase Price (if any), then the matter shall be submitted for resolution as provided in Section 19.2 with the additional following conditions: (i) the matter may be referred to either the CEO or CFO of each Party under Section 19.2(a); (ii) if such officers do not resolve such issue within the time period provided in Section 19.2(a), such matter shall be submitted for resolution pursuant to Section 19.2(b) and each Party shall submit its proposed resolution of each open issue in writing to the arbitrator, and (iii) the arbitrator shall be required to select the most commercially reasonable position advanced by one of Parties on each open issue. For avoidance of doubt, the arbitrator shall not be permitted to devise its own resolution to such open issues but instead must select the most commercially reasonable position advanced by either Party.

7.4.	Upon Release to Corcept, Corcept will have a period of sixty (60) days in which to notify PCAS of its rejection of a delivered Product due to failure in whole or in part to conform to the Specifications; provided that in the case of latent defects written notice must be given to PCAS within sixty (60) days after discovery thereof. In the event Corcept has not lodged a notice of rejection of the Product within sixty (60) days after delivery, then Corcept shall be deemed to have accepted that quantity of the Product as conforming to the Specifications, subject to Corcept’s right to reject Product due to latent defects as set forth above.

7.5.	In the event a shipment of Product is rejected by Corcept, in whole or in part, PCAS shall promptly conduct appropriate tests as set forth in the Specifications on samples PCAS retains from the relevant Batch to confirm Corcept’s test results. PCAS shall not be responsible for any failure of the Product to satisfy the Specifications shown by the test results arising from inappropriate storage conditions of the Product at Corcept’s facilities or the facilities of any third-party to whom Corcept has directed PCAS to deliver the Product or unduly prolonged customs clearance by Corcept, or any other cause excused under Section 12 of this Agreement. If PCAS testing agrees with Corcept’s test results, PCAS shall promptly replace the Product, including paying for any freight, duties, taxes and insurance charges in connection with the delivery of such new Product, and shall promptly reimburse Corcept for the actual costs incurred by Corcept, in shipping, insurance premiums, duties, taxes or other reasonable out-of-pocket charges directly incurred in connection with the transportation and return or destruction of the affected Product.

7.6.

If PCAS testing does not confirm that Corcept’s rejection is justified, it shall immediately notify Corcept in writing, and technical representatives of Corcept and PCAS, respectively, shall meet to attempt to resolve the issues of disagreement. If the Parties cannot resolve the issue, they hereby agree to each

Manufacturing and Supply Agreement

submit a sample - one in a container sealed and provided by Corcept, one in a container sealed and provided by PCAS for this purpose, to an independent laboratory to be mutually agreed upon for the purpose of confirming whether the Product meets Specifications. Such independent laboratory shall perform an analysis using the Specifications. The analytical result of the independent laboratory will be final and binding on the Parties. Costs connected with such test by the independent laboratory will be borne by the Party whose opinion was found to be in error. If the independent testing agrees with Corcept’s test results, PCAS shall promptly replace the Product, including paying for any freight, duties, taxes and insurance charges in connection with the delivery of such new Product, and shall promptly reimburse Corcept for the actual costs incurred by Corcept, in shipping, insurance premiums, duties, taxes or other reasonable out-of-pocket charges directly incurred in connection with the transportation and return or destruction of the affected Product. If the independent testing agrees with PCAS’s test results, the Product shall be deemed to have met the Specifications, and Corcept shall be deemed to have accepted the Product, subject to Corcept’s right to reject Product due to latent defects as set forth above.

7.7.	Subcontracting. PCAS shall not subcontract any aspect of the manufacture of Product without obtaining prior written consent from Corcept to do so. If Corcept consents to any subcontracting by PCAS, (a) the Third-party subcontractor will adhere to GMP and other applicable laws and regulations and will conduct all activities related to the Product in FDA-approved facilities; (b) any such Third-party subcontractor to whom PCAS discloses Confidential Information shall enter into an appropriate written agreement obligating such Third-party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in Section 14; (c) PCAS will retain or obtain exclusive control of any and all intellectual property (and patent rights covering such intellectual property) made by such Third-party in performing such services for PCAS; and (d) PCAS shall at all times be responsible for the performance of such subcontractor.

8. Regulatory Matters; Records

8.1.

Access to PCAS’s Facilities by Corcept Representatives. Upon reasonable prior written notice, and during normal business hours, and at mutually agreed upon times, PCAS will permit Corcept to inspect PCAS’s manufacturing facilities once per calendar year to ensure GMP compliance, unless product quality issues require further action as reasonably determined by Corcept. Such audits shall be performed in a manner that does not unreasonably interfere with PCAS’s conduct of business. Corcept representatives and agents conducting such audits shall be bound by obligations of confidentiality with respect to the information obtained during such audits. PCAS shall address to Corcept’s reasonable satisfaction, promptly after receiving notice of any issues identified

Manufacturing and Supply Agreement

during such inspection or audit, all quality or other compliance issues discovered during such inspections. Corcept and representatives of its financial auditor may also inspect PCAS’s facilities once per year, on reasonable notice, to verify the amount of any Product or Finished Product held by PCAS.

8.2.	Inspections by Governmental or Regulatory Authority. PCAS shall be responsible for handling and responding to any FDA or other governmental body inspections or inquiries received by PCAS regarding the manufacturing of any Product during the term of this Agreement, provided that for any such inquiries that relate to or that may reasonably impact the Product, PCAS shall notify Corcept within two (2) business days after receiving notice of such inspection or inquiry and provide a copy of the relevant communication from such governmental body. Corcept shall have the right to have its representatives or agents present during such inspection or response to such inquiry, which representatives may include one person from each of its manufacturing, quality and regulatory functions (for a total of three (3) representatives at each such inspection or response, provided that PCAS shall not unreasonably withhold its consent for Corcept to have additional representatives present at such event). Corcept shall have the right to approve PCAS’s responses and correspondence with such governmental body to the extent relating to or reasonably deemed to impact the Product. PCAS will cooperate with Corcept in preparing for any such inspection or inquiry response that may relate to or reasonably be deemed to impact Corcept or use of Product in the Finished Product, and will notify Corcept of any routine (e.g., biennial) regulatory inspections with in one (1) business day after the arrival of relevant inspectors, or upon notification of the relevant meeting or discussion. Corcept shall be responsible for handling and responding to any FDA or other governmental body inspections or inquiries received by Corcept regarding other aspects of the Product during the Term, provided that PCAS shall have the right to review and comment on the portions of Corcept’s responses and correspondence with such governmental bodies that relate to PCAS’s facilities or operations. Each Party shall promptly notify the other regarding any such inquiries or inspections, in advance of the occurrence thereof to the extent reasonably practicable. PCAS shall provide to Corcept and any governmental body any information reasonably requested by Corcept and/or such governmental body concerning any governmental inspection relating to any Product (with all information provided to Corcept being subject to the confidentiality provisions in Section 14 herein, and with PCAS being able to redact any information provided to Corcept to remove third-party confidential information that does not relate to the Product). Each Party agrees to cooperate with and assist the other Party in fulfilling its obligations pursuant to this Section 8.2. PCAS will provide Corcept with a complete copy of any documentation provided by or to the governmental body with respect to any such inspection or inquiry, which may be redacted to omit information not relevant to Product.

Manufacturing and Supply Agreement

8.3.	Complaints, Recalls, and Insurance

(a) Complaints. Finished Product complaints received by Corcept with respect to Finished Product that upon investigation are caused directly or indirectly by Product manufactured by PCAS hereunder that may require investigation by PCAS shall be faxed to PCAS within five (5) days after receipt to:

If to PCAS’ VLG site:

Site Quality Manager

PCAS

35, avenue Jean Jaures

92390 Villeneuve-la-Garenne, France

Fax: 011-33-1-4685-9171

If to PCAS’ Expansia site:

Site Quality Manager

PCAS

Route d’Avignon

30390 Aramon, France

Fax: 011-3-4-6657-0148

As more fully described in the Quality Agreement, PCAS shall investigate all complaints primarily associated with the manufacture of Product and all complaints related to Product (including complaints of latent defects), and shall complete such investigation within thirty (30) days or within any longer time period agreed by Corcept, such agreement not to be unreasonably withheld. PCAS shall update Corcept on a monthly basis during such time period regarding PCAS’s progress in such investigation, and shall provide to Corcept prior to the end of such time period a report of its investigation and any conclusions. The Parties shall cooperate in investigating complaints that are not primarily associated with the manufacture of Product but that may reasonably be related to the manufacture of Product. Corcept may participate in any such investigation and shall have the right to approve any conclusions thereof. Corcept shall, as between the Parties, be responsible for investigating all other complaints associated with the Product.

(b) Recall Procedures. If any Raw Materials, Product, or Finished Product containing Product manufactured by PCAS must be recalled or subject to a market withdrawal or field correction due to the failure to meet any applicable Specifications, requirements of the FDA or other applicable governmental body or any other requirements under Applicable Law, Corcept shall have the sole right to effect and initiate such recall, market withdrawal or field correction (a “Recall”). In the event that a Recall is initiated, whether by a statutory or regulatory authority in any jurisdiction or by Corcept, PCAS shall reimburse Corcept for all costs and expenses incurred in procuring or complying with the requirements of such Recall (including without limitation all of Corcept’s internal and out-of-pocket costs and expenses of implementing such recall and replacing the relevant Product Batches or Finished Product) to the extent that such Recall

Manufacturing and Supply Agreement

is initiated as a result of PCAS’s breach of this Agreement (which shall include but not be limited to PCAS’s noncompliance with Applicable Laws or the Specifications, or the nonconformity of Product or the manufacture of Product with the Specifications, GMP, or any Applicable Laws), intentional misconduct or negligence, or defective manufacturing, processing, testing, packing, or storage of Product prior to delivery to Corcept, and, in addition, PCAS shall refund to Corcept an amount equal to the cost to Corcept of all Recalled Product or Finished Product. Corcept shall be responsible for all other costs and expenses associated with a Recall. PCAS shall reasonably cooperate with Corcept in connection with any Recall.

8.4.	Quality Agreement. The Parties intend to enter into a quality agreement acceptable to both Parties (the “Quality Agreement”) as soon as practicable after the Effective Date. The Quality Agreement will detail the obligations and responsibilities of the Parties with respect to quality assurance, quality control and regulatory compliance aspects of the manufacture of Product; provided, however, that in the event of conflict between the terms of this Agreement and the Quality Agreement, (i) the provisions of the Quality Agreement will prevail with respect to all matters pertaining to, or governed by, GMP and (ii) in all other respects, the provisions of this Agreement will prevail.

9. Indemnification

9.1.	By PCAS. PCAS hereby agrees to indemnify and defend Corcept and its directors, officers, employees, Affiliates, agents, representatives, successors and assigns (collectively, the “Corcept Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all claims, losses, liabilities, obligations, damages, costs, penalties, judgments, disbursements and expenses, including without limitation reasonable attorneys’ fees (“Losses”) incurred by any Corcept Indemnified Party as a result of third-party claims, actions or proceedings (collectively, “Third-party Claims”) based upon, attributable to or resulting from: (a) any misrepresentation or breach of warranty made by PCAS in this Agreement, (b) any breach of any covenant or agreement made or to be performed by PCAS pursuant to this Agreement, and (c) the negligence or willful misconduct by a PCAS Indemnified Party in connection with this Agreement; except in each case, to the extent such Losses are attributable to Corcept’s breach of this Agreement or arising from the negligence or willful misconduct of Corcept.

9.2.	By Corcept. Corcept hereby agrees to indemnify and defend PCAS and its directors, officers, employees, Affiliates, agents, representatives, successors and assigns (collectively, the “PCAS Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses incurred by any PCAS Indemnified Party as a result of Third-party Claims based upon, attributable to or resulting from the performance of this Agreement and services hereunder by PCAS other than for Losses for which PCAS is obligated to indemnify Corcept Indemnified Parties under Section 9.1 above.

Manufacturing and Supply Agreement

9.3.	Indemnification Procedures.

(a) The indemnified Party shall give the indemnifying Party prompt notice of any such claim, demand, action or lawsuit (“Indemnification Claim”) (including a copy thereof) served upon it and shall fully cooperate with the indemnifying Party and its legal representatives in the investigation of any matter that is the subject of indemnification pursuant to this Section 9 by the indemnifying Party. The indemnifying Party may enter into a settlement agreement with a third-party claimant but shall not admit liability to a third-party claimant or take any action in such settlement that may otherwise adversely affect the indemnified party without the prior written permission of the indemnified Party, which permission shall not be unreasonably withheld. The indemnified Party shall reasonably cooperate with the indemnifying Party in any investigation and defense pursuant to this Section 9. The indemnitee shall have the right, but not the obligation, to be represented in any investigation or defense by counsel of its own choosing and at its own expense.

(b) The failure of the indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying Party’s obligations with respect thereto, except to the extent that the indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

9.4.	EXCEPT AS MAY BE SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER Party BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, BUSINESS OR REVENUES OF ANY PERSON, HOWEVER CAUSED OR BASED ON ANY THEORY OF LIABILITY ARISING OUT OF THE INDEMNITY PROVIDED IN SECTION 9.1 OR 9.2 REGARDLESS OF THE NOTICE OF THE POSSIBILITY OR THE FORESEEABILITY OF SUCH DAMAGES. EXCEPT AS SPECIFICALLY PROVIDED TO THE CONTRARY, EACH Party SHALL HAVE ALL REMEDIES TO WHICH THEY MAY BE ENTITLED UNDER THIS AGREEMENT, AT LAW OR IN EQUITY.

10. Term

10.1.	This Agreement shall become effective on 3/19/2014 for an initial period of five (5) years. It shall be automatically extended for a one (1) year period unless either Party gives twelve (12) months’ prior written notice that it does not want such an extension.

Manufacturing and Supply Agreement

11. Termination for Cause

11.1.	In the event that either Party should commit a material breach of any of its obligations under this Agreement, and shall have not cured such breach within sixty (60) days after receipt of written notice of breach from the other Party, then such other Party shall have the right to terminate this Agreement forthwith by written notice.

11.2.	Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party in the event that (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; or (iii) this Agreement is assigned by such other Party for the benefit of creditors.

In the event that PCAS would not able to manufacture the Product according to the Specifications stated in Appendix I or for any reason (including but not limited to cases of Force Majeure) to supply the Product for a total and consecutive nine (9) months period (whether in the quantities ordered or at all), Corcept shall have the right to terminate this Agreement forthwith by written notice.

11.3.	Either party shall retain the right to terminate this Agreement with 24 months written notice for any cause.

11.4.	Effect of Termination. Upon termination or expiration of this Agreement, in its entirety or with respect to any particular Product:

(a) Cessation of Activities. Except as provided in Section 11.4(b), PCAS shall stop the manufacturing of Product; each Party shall return to the other any Confidential Information of such other Party concerning the Product subject to such termination or expiration.

(b) Firm Orders. If this Agreement is terminated by Corcept pursuant to Section 11.1, at Corcept’s option, firm orders with respect to the Product not yet started shall be cancelled, or, if requested by Corcept in writing, PCAS will, with respect to the Product subject to such termination, complete or cause the completion of the manufacturing of any work-in-process that is subject to a valid and effective firm order on the date on which the termination is effective. Once such work-in-process is completed, the resulting Product shall be shipped in accordance with Corcept’s firm orders and paid for by Corcept in accordance with Sections 4 and 5.

(c) Files and Records. PCAS will store the originals of all manufacturing and process development documents, or electronic copies thereof, according to cGMPs in a safe and secure facility for at least two (2) years after the expiration of the last Batch produced under this Agreement. In addition, PCAS shall retain

Manufacturing and Supply Agreement

samples of all Batches of Product for period of two (2) years after the expiration date the particular Batch in question. PCAS shall allow the FDA or other regulatory agencies and authorities access to such documents if requested. Additionally, for a period of twelve (12) months following termination or expiration of this Agreement, PCAS shall make any information available to Corcept in PCAS’s control that is reasonably related to Product and that may be useful Corcept support any investigational studies or commercial marketing of Product. PCAS will provide such documents to Corcept thirty (30) days prior to the end of any record retention period. Additionally, at the end of any record retention period specified in this section, PCAS will provide all original records to Corcept, unless otherwise instructed, in writing, by Corcept.

11.5.	Survival. The Parties agree that the following provisions shall survive the termination of this Agreement; the definitions of Section 1 to the extent such Definitions pertain to terms in surviving provisions, and Sections 9 (as to claims arising with respect to activities conducted during the term of this Agreement), 11 and 14-20. Termination or expiration of this Agreement shall not affect any rights accruing prior to the effective date thereof.

12. Force Majeure

12.1.	Neither Party shall be responsible for a failure or delay in its performance of its obligations hereunder due to causes beyond its control such as wars, insurrection, inability to obtain supplies, strikes, acts of God, governmental actions or controls (whether or not contemplated on the date of signature of this Agreement) or other cause beyond the control of such Party. A Party whose performance has been delayed by causes beyond its control shall use its best efforts to overcome the effect thereof as soon as possible.

13. Hardship

13.1.	If, at any time during the term of this Agreement, there is a substantial change in the economic, technological or market situation which will make the performance of this Agreement unrealistic or exceedingly unfair by either Party, aggrieved Party can request a meeting with the other Party to discuss the situation, but there is no obligation to adjust the terms of this Agreement.

14. Confidentiality

14.1.	Each Party will hold in strict confidence, and shall not disclose to any third-party without the other Party’s prior written consent, all proprietary or Confidential Information provided to it by such other Party pursuant to this Agreement. PCAS further agrees that it shall not use Corcept’s Confidential Information for any purpose other than the manufacturing of Product for Corcept under this Agreement.

Manufacturing and Supply Agreement

14.2.	Each Party may disclose Confidential Information only to its directors, officers, employees, consultants, independent contractors or, as to Corcept, its licensees, sublicensees and collaborators, in each case who have need to know Confidential Information for the purposes of this Agreement or, as to PCAS Information disclosed to Corcept, developing and/or commercializing Product, and each Party will be responsible for ensuring that all such persons to whom Confidential Information is disclosed will also observe such obligations of confidentiality and non-use as provided herein. In particular, the receiving Party shall not file any patent application containing any claim the subject matter of which contains, is based upon, or is derived from the Confidential Information of the disclosing Party. The receiving Party shall not use Confidential Information for any purpose or in any manner which would constitute a violation of any applicable laws or regulations. No rights or licenses to trademarks, copyrights, patents or any other proprietary rights are implied or granted under this Agreement. The receiving Party further agrees that it shall not disclose the Confidential Information to any Affiliate unless each such Affiliate agrees in writing to be bound by the terms of this Agreement and names the disclosing Party as a third-party beneficiary of such written agreement

14.3.	The above confidentiality obligations shall not apply or shall cease to apply to any information which the receiving Party can demonstrate by documentary proof:

(a) is already in the possession of the receiving Party other than under confidentiality restrictions at the time it is disclosed by the disclosing Party;

(b) is in the public domain at the time it is disclosed by the disclosing Party through no fault of the receiving Party;

(c) enters the public domain through sources independent of the receiving Party and through no fault of the receiving Party;

(d) is lawfully obtained by the receiving Party without any confidentiality restrictions from a third-party who has a right to disclose such information to the receiving Party;

(e) has been at any time developed by the receiving Party independently of disclosure from the disclosing party.

14.4.	Notwithstanding any other provision of this Agreement, disclosure of Confidential Information by the receiving party shall not be prohibited if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, or (b) is otherwise required by Applicable Law or the rules of a securities exchange.

Manufacturing and Supply Agreement

14.5.	Neither Party (nor any of their respective Affiliates) shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as may be required by Applicable Law or rules of a securities exchange upon the advice of counsel, in which case such press release or public announcement shall be made only if the disclosing party provides the non-disclosing Party with a reasonable opportunity to first review the release or other public announcement, to the extent practicable. Confidential Information (including all copies thereof) of the disclosing party shall at all times remain the property of the disclosing party and shall be returned to the disclosing party upon request, and in any event, upon completion or termination of this Agreement, unless otherwise required to be retained pursuant to the terms of this agreement, or by operation of law.

14.6.	These confidentiality obligations shall survive termination or expiration of this Agreement for a period of ten (10) years.

15. Non-Assignability

15.1.	This Agreement and the rights and obligations hereunder shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, no consent shall be required in the case of an assignment to an Affiliate or in a merger, sale of shares, or sale of substantially all of such Party’s assets to which this Agreement relates. Any purported assignment not in compliance herewith is void.

16. Severability

16.1.	Should one of the provisions of this Agreement become or prove to be null and void, such event shall be without effect on the validity of this Agreement as a whole. Both Parties will, however, endeavor to replace the void provision with a valid one, which in its economic effect comes as close as possible to effectuating the intention of the void provision.

17. Waiver

17.1.	If either Party should at any time refrain from enforcing its rights arising from a breach or default by the other Party of any of the provisions of this Agreement, such waiver shall not be construed as a continuing waiver regarding that breach or default or other breaches or defaults of the same or other provisions of this Agreement.

Manufacturing and Supply Agreement

18. Entire Agreement and Notification

18.1.	The terms and conditions herein together with Appendix I and Appendix II and the Quality Agreement constitute the entire Agreement between the Parties with respect to the subject matter hereof.

18.2.	No modification or amendment of this Agreement shall be binding upon either Party hereto unless in writing and signed by duly authorized officers of the Parties. Appendix I and Appendix II of this Agreement form an integral part of this Agreement.

19. Governing Law; Dispute Resolution

19.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

19.2.	Dispute resolution.

(a) Any controversy, claim or dispute (a “Dispute”) arising out of this Agreement shall be settled if possible through good faith negotiations between the Parties. If after ten (10) business days following receipt of a Party’s written notification of a Dispute such Dispute has not been resolved, the Dispute shall be brought to the attention of the CEO of each Party and such CEO or his/her designee will negotiate in good faith for up to thirty (30) days to define and implement a final resolution. The intent of this Section 19.2 is to encourage the Parties to work together to resolve any Dispute without having to rely on arbitration or any other legal proceeding. However, nothing in this Section 19.2 shall prevent or inhibit either Party to institute any other action to resolve such Dispute(s).

(b) Except as provided in Section 7.3(b), if negotiations pursuant to Section 19.2(a) are unsuccessful, such controversy, claim or dispute shall be finally resolved by binding arbitration before three arbitrators in a proceeding conducted in the English language administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and held in New York, NY. Each Party shall select one arbitrator, and the two arbitrators so selected shall select a third, who shall preside. The arbitrator conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel. The award shall be made in accordance with California law, and shall be reasoned. The award may be entered by any court of competent jurisdiction.

Manufacturing and Supply Agreement

To the full extent permissible under Applicable Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator, there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

(c) Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

(d) Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, infringement and enforceability of one or more Patents or Patent Applications shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patents or Patent Applications in question.

(e) Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Section 14.

20. Insurance

20.1.	For so long as this Agreement is in effect, each Party shall procure and maintain, at its own expense, insurance policies, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such policies shall provide protection against claims, demands and causes of action arising out of any defects, alleged or otherwise, of Product and Finished Product.

21. Representations

21.1.

PCAS represents and warrants that it has all right, power and authority to enter into and perform this Agreement, that is has been granted all rights and licenses necessary to manufacture the Product and that nothing contained in any other agreement or legal right prohibits or restricts PCAS from entering into and performing any part of this Agreement. PCAS represents and warrants that its

Manufacturing and Supply Agreement

manufacture of the Product will not infringe any patent rights or infringe or misappropriate any other intellectual property rights held by third parties. PCAS represents and warrants that PCAS has the rights that fully allow PCAS to manufacture the Product for Corcept in perpetuity and cannot be rescinded or cancelled. PCAS represents, warrants and covenants that upon delivery to Corcept during the Term of the Agreement, all Product shall have a remaining retest dating of at least four years.

21.2.	PCAS represents and warrants as of the date of this Agreement and continuously during its term that it has never been and none of its employees, affiliates and agents has ever been (i) debarred, (ii) convicted or a crime for which a person can be debarred, (iii) threatened to be debarred, or (iv) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 335(a) of 335(b) of the US Federal Food, Drug, and Cosmetic Act or any similar statute of any other jurisdiction. PCAS agrees that it will promptly notify Corcept in the event of any facts inconsistent with this representation.

21.3.	The Parties acknowledge that to the best of each party’s reasonable knowledge, Mifepristone is not covered by any composition of matter patent.

22. Notices

Any notices, reports, consents or requests required or permitted under this Agreement shall be in writing and deemed to have been given (i) when actually received; (ii) when delivered personally; (iii) when sent by confirmed facsimile; (iv) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (v) five (5) business days after deposit with an internationally recognized commercial overnight courier specifying next day delivery (if available, or two (2) day delivery otherwise) with written verification of receipt. All communications shall be sent to the addresses set forth below:

If to PCAS:

Produits Chimiques Auxiliaires et Synthèse SA

23 rue Bossuet

91161 Longjumeau Cedex

France

Attention: Chief Executive Officer

Telephone: 33-1-6909-7785

Fax: 33-1-6974-8104

Manufacturing and Supply Agreement

If to Corcept:

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

USA

Attention: Charlie Robb, Chief Financial Officer

Telephone: 1-(650)

Fax: 1-(650) 327-3218

Manufacturing and Supply Agreement

Duly authorized for and on behalf of Corcept	Duly authorized for and on behalf of PCAS

March 19, 2014	March 24, 2014
Date	Date

/s/ Joseph K. Belanoff	/s/ V. Touraille
Signature	Signature

Joseph K. Belanoff	Vincent Touraille
Name	Name

CEO	CEO
Position	Position

March 26, 2014
Date

/s/ Didier Combis
Signature

Didier Combis
Name

Director Pharma Synthesis
Position

Manufacturing and Supply Agreement

Appendix I

Corcept MANUFACTURING SPECIFICATION

Specification No:	DRAFT	Page:	22 of 23

Effective Date:		Supersedes:	MAP003.01

Name:	C-1073, mifepristone, (11b–[p-(dimethylamino)phenyl]-17b–hydroxy-17a-(1-propynyl)estra-4,9-dien-3-one (IUPAC)

SPECIFICATIONS
Test	Acceptance Criteria	Method
[***]	[***]	[***]

                [***]

Corcept MANUFACTURING SPECIFICATION
Specification No:	DRAFT
Effective Date:
Name:	C-1073, mifepristone, (11b–[p-(dimethylamino)phenyl]-17b–hydroxy-17a-(1-propynyl)estra-4,9-dien-3-one (IUPAC)

Recommended Packaging: [***]

Recommended Storage: [***]

Sampling Requirements: [***]

Specifications Approval
	Signature	Date
Author	/s/ David Penake
Corcept QA/QC Approval	/s/ Carl Wilson
Corcept Regulatory Approval	/s/ Sue Rinne

Document Change History
Version	Change
.01	[***]

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Manufacturing and Supply Agreement

Appendix II

Prices:

Product Volume to be Delivered within Calendar Year

$/€ Exchange Rate	>40 - 150kg	>150-300kg	>300-450kg	>450-600kg	>600kg
[***]	[***]	[***]	[***]	[***]	[***]

Product Volume to be Delivered within Calendar Year

$/€ Exchange Rate	>40 - 150kg	>150-300kg	>300-450kg	>450-600kg	>600kg
[***]	[***]	[***]	[***]	[***]	[***]

Product Volume to be Delivered within Calendar Year

$/€ Exchange Rate	>40 - 150kg	>150-300kg	>300-450kg	>450-600kg	>600kg
[***]	[***]	[***]	[***]	[***]	[***]

Example 1: Corcept purchases 250kg for delivery within a calendar year at the current exchange rate 1.2-1.4 $/euro
[***]

Example 2: Corcept purchases 400kg for delivery within a calendar year at the current exchange rate 1.2-1.4 $/euro
[***]

Example 1: Corcept purchases 500kg for delivery within a calendar year at the current exchange rate 1.2-1.4 $/euro
[***]

IMPORTANT NOTES:

[***]

Current Batch Sizes:

[***]

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.